Exhibit 99.1

ECOtality Media:	ECOtality Investor Relations:
Kim Setliff	Brandi Floberg or Kathy Price
kimberly@antennagroup.com	ecotality@tpg-ir.com
(415) 977.1942	(212) 481.2050

ECOtality Raises $8.19 Million in Private Placement

SAN FRANCISCO – Thursday, June 13, 2013 – ECOtality, Inc. (NASDAQ:ECTY), a leader in clean electric transportation, today announced that it has signed a definitive Securities Purchase Agreement (the “Agreement”) to raise approximately $8.19 million in gross proceeds in a private placement of 5,123,423 shares of Common Stock priced at $1.60 per share to certain institutional investors. Craig-Hallum Capital Group LLC acted as the sole placement agent for the offering. The offering is anticipated to close on or about June 17, 2013, subject to customary closing conditions.

Proceeds from the private placement are expected to be used for general corporate and working capital purposes.

Also pursuant to the Agreement, each Investor will receive a warrant (the “Warrant”) to purchase a number of shares of Common Stock equal to 50% of the total number of shares of Common Stock purchased by such Investor at the closing of this offering. The Warrant will be exercisable for a five-year period beginning six months after the date of issuance. The exercise price of the Warrant will be $2.04.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC registering the resale of the shares of Common Stock.

About ECOtality, Inc.

ECOtality, Inc. is a leader in clean, electric transportation technologies. The Company operates three complementary lines of business: Blink, Minit-Charger and eTec Labs. ECOtality offers electric vehicle charging stations under the Blink brand and provides a turnkey network operating system for EV drivers, commercial businesses and utilities. Minit-Charger manufactures and distributes fast-charging systems for material handling and airport ground support vehicles. eTec Labs is a trusted research and testing resource for governments, automotive OEMs and utilities.

For more information about ECOtality, Inc., please visit www.ecotality.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

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